EXHIBIT 23.2




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Incentra Solutions, Inc.



We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report contains an explanatory paragraph noting that on August 18, 2004, ManagedStorage International, Inc. was acquired by Front Porch Digital, Inc., now known as Incentra Solutions, Inc., in a transaction accounted for as a reverse merger, whereby ManagedStorage International, Inc. was the acquirer for accounting purposes.

                                   /s/KPMG LLP


Denver, Colorado
October 31, 2005